Exhibit 99.1

Lihua International Reports First Quarter 2012 Financial Results

First Quarter 2012 Revenue Increased 23.5% to $169.1 Million;

Non-GAAP Net Income Increased 6.8% to $11.8 Million

DANYANG, China, May 10, 2012 /PRNewswire-Asia/ -- Lihua International, Inc. (NASDAQ: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, as well as copper clad aluminum ("CCA") wire, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Highlights

•	Sales increased 23.5% year-over-year to $169.1 million.

•	Gross profit increased 10.2% year-over-year to $18.6 million.

•	Net income was $11.5 million, or $0.38 per diluted share, compared with $12.5 million, or $0.41 per diluted share in the first quarter of 2011.

•	Non-GAAP net income(1) was $11.8 million, or $0.39 per diluted share, compared with $11.1 million, or $0.37 per diluted share in the first quarter of 2011.

•	Adjusted EBITDA(2) was $16.7 million, compared with $15.7 million in the first quarter of 2011.

•	Strong balance sheet with $108.0 million in cash and cash equivalents, or $3.59 per diluted share, as of March 31, 2012, compared with $105.6 million as of December 31, 2011.

•	Cash flow from operations of $6.7 million, compared with cash flow from operations of $1.3 million in the first quarter of 2011.

First Quarter and Recent Business Highlights

•	On May 3, 2012, Lihua initiated the pre-heating phase on its two new copper anode smelters. Product shipments are expected to begin in early June 2012.

•	Paid special dividends of $0.03 per share to shareholders of record as of December 31, 2011 and March 31, 2012 on January 13, 2012 and April 13, 2012, respectively.

•	Received the first order of production equipment for the new CCA cable and wire products, ahead of plan.

•	Construction of the Company's 30-acre plant site continued, with the eighth factory unit and related infrastructure near completion. Lihua remains on-track to fully develop the site by the end of 2013. Pictures displaying the construction progress can be viewed on the Company's website at http://www.lihuaintl.com/About_Us/Our_Facility.html.

•	Reiterated full-year 2012 guidance, which calls for gross profit of $93-96 million, and non-GAAP net income of $61-64 million, representing 23-27% and 22-28% growth, respectively, over 2011.

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(1) Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

(2) Adjusted EBITDA is a non-GAAP measurement. Lihua defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

"Our first quarter results reflect the strength of our business, the sizeable market opportunity for our products and the success of our efforts to maximize output through innovation and efficiency improvement initiatives. We increased total sales volume nearly 50% over the first quarter of 2011 and grew revenue over 23%, despite ASP pressure caused by a decline in the average price of copper. Our ability to generate such a sizeable increase in sales volume during what is usually a slow quarter due to the Chinese New Year speaks to the significant, unmet demand for our products," said Mr. Jianhua Zhu, Lihua's founder, chairman and CEO. "Market response to our copper rod product, which was re-introduced in the fourth quarter following the doubling of capacity on our dedicated smelter, has been enthusiastic and we expect that copper rod will be an important contributor to our revenue, gross profit and net income growth in 2012. Moreover, we further strengthened our balance sheet with operating cash inflow of $6.7 million, bringing our total cash position at the end of Q1 to approximately $108 million, an increase of nearly $18 million over March 31, 2011, which will be used to accelerate investment in Lihua's longer-term growth initiatives.

"In addition to our strong financial performance, we began the pre-heating process on the two new smelters at our facility on May 3rd. As it normally requires one month of pre-heating before we can commence volume production, we expect to fully ramp production on these smelters in early June, increasing copper anode production capacity to 85,000 - 95,000 tons and total refined copper production capacity to 135,000 - 145,000 tons per year. These ongoing efforts to maximize output are becoming increasingly important as we work to address the needs of China's copper consumers. With this new capacity on line, we are well positioned to capture additional market share in our existing businesses while accelerating the construction and development efforts for our upcoming CCA cable and wire products, which will gain us entry into the large, highly lucrative power transmission cable and wire market. We are poised for continued growth in 2012, and maintain our expectation for gross profit of $93-96 million and non-GAAP net income of $61-64 million for the year, representing an increase of 23-27% and 22-28%, respectively, over 2011."

First Quarter 2012 Financial Results

Sales for the first quarter of 2012 increased 23.5% to $169.1 million, compared with sales of $136.9 million in the first quarter of 2011. The increase in sales resulted from an increase in volume due to continued demand across all of Lihua's product categories and the addition of copper rod sales following the Company's fourth quarter 2011 capacity expansion, partially offset by the decrease in copper prices in the first quarter of 2012 compared with the same period of 2011.  Lihua's wire products, copper anode and copper rod accounted for sales of $89.6 million, $63.0 million and $16.5 million, respectively, in the first quarter of 2012. This compares with CCA and copper wire sales of $70.9 million, and copper anode sales of $66.0 million, respectively, in the first quarter of 2011. During the first quarter of 2012, the average selling price of Lihua's products was $8,362 per ton, compared with $9,980 per ton in the same period last year, reflecting a decrease of 16.2% year-over-year.

Gross profit for the first quarter of 2012 was $18.6 million, an increase of 10.2% from gross profit of $16.9 million for the first quarter of 2011. As a percentage of total sales, gross margin declined to 11.0% in the first quarter of 2012 from 12.3% for the same period last year, primarily due to increased sales of copper anode, copper rod and fine copper wire, which carry lower margins than superfine and other wire products, and a narrower average spread between scrap copper and pure copper prices in the first quarter of 2012 compared with the year-ago period.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2012 were $2.8 million, up 32.8%, compared with $2.1 million in the same period of 2011. The increase in SG&A was related to an increase in the Company's sales force compared with the first quarter of 2011, product distribution insurance and other costs directly related to Lihua's increased business volume and scale of operations, as well as continued investment in the Company's research and development efforts.

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The Company recorded no interest expense in the first quarter of 2012, compared with interest expense of $21,000 in the first quarter of 2011.

For the three months ended March 31, 2012, provision for income tax expense was $4.3 million, compared with $3.9 million for the three months ended March 31, 2011. The effective tax rate for the first quarter of 2012 was 27.1%, compared to 23.9% for the first quarter of 2011.

Net income for the first quarter of 2012 was $11.5 million, or $0.38 per share, based on 30.1 million weighted average diluted shares outstanding, compared with net income of $12.5 million, or $0.41 per share, based on 30.3 million weighted average diluted shares outstanding during the same period in 2011.

Non-GAAP net income for the first quarter of 2012 was $11.8 million or $0.39 per diluted share, compared with non-GAAP net income of $11.1 million, or $0.37 per diluted share, for the first quarter of 2011. Non-GAAP net income excludes the impact of losses of $0.4 million and a gain of ($1.4 million), related to the change in fair value of warrants, in the first quarters of 2012 and 2011, respectively, and gains on the extinguishment of warrant liabilities of ($73,000) and ($60,000) in the first quarter of 2012 and 2011, respectively.

Adjusted EBITDA for the three months ended March 31, 2012 was $16.7 million, compared with $15.7 million for the same period in the prior year.

Balance Sheet

As of March 31, 2012, Lihua had $108.0 million, or $3.59 per diluted share in cash and cash equivalents, compared with $105.6 million as of December 31, 2011.  As of March 31, 2012, Lihua had working capital of $168.6 million and no debt.

Outlook

At the conclusion of the one-month pre-heating period that began on May 3, 2012, the Company expects to ramp production on its two new copper anode smelters in early June 2012, increasing copper anode capacity to 85,000 - 95,000 tons per year. Additional construction on the Company's 30-acre plant site is scheduled for completion in 2013, and will include warehouse and storage facilities, production facilities for the Company's new CCA power transmission cable and wire products, a new R&D center, office space and employee facilities.

The Company has reiterated its full-year 2012 guidance, which calls for gross profit to be between $93-96 million, and non-GAAP net income between $61-64 million, representing year-over-year growth of 23-27% and 22-28%, respectively. The Company expects that 2012 growth will be largely the result of this additional capacity and continued strong demand in China for recycled copper and copper alternative products in end markets that include household appliances, consumer white goods and infrastructure.

Mr. Zhu concluded, "Our first quarter performance and the recent steps we have taken toward opening our new copper anode production facility have set the stage for continued success in 2012 and further into the future. While we faced a few days of delay in the launch of the new facility due to China's Labor Day holidays at the beginning of May, we are pleased to have the pre-heating process underway and are prepared to ramp production in June, allowing us to focus on other strategic growth initiatives including the installation of production equipment, test production, marketing and commercialization of our CCA cable and wire products for power transmission. We believe that this new CCA product could have as significant an impact on our business and end markets as copper anode did upon its introduction. We look forward to its launch, which is currently targeted for the second half of 2013.  With our leadership position in the markets we serve, robust cash position and strong product portfolio and pipeline, we are confident in our ability to continue growing Lihua's business in new and existing markets."

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Conference Call and Webcast

Management of Lihua International will host a conference call today, May 10, 2012 at 8:00 a.m. Eastern time to discuss the first quarter 2012 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-2069 in the U.S. and Canada, or 1-480-629-9713 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at: http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through May 17, 2012. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4534832#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles ("GAAP").

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings "Non-GAAP Net Income Calculation" and "Adjusted EBITDA Calculation" below.

	For Three Months Ended March 31,
	2012	2011
Net income	$11,475,012	$12,511,986
Gain on Extinguishment of Warrant Liabilities	-73,291	-60,724
Change in fair value of warrants	430,000	-1,375,101
Non-GAAP Net Income	$11,831,721	11,076,161

	For Three Months Ended March 31,
	2012	2011
Net income	$11,475,012	$12,511,986
Depreciation and amortization	657,320	622,755
Share-based compensation expense	112,875	146,281
Gain on Extinguishment of Warrant Liabilities	-73,291	-60,724
Change in fair value of warrants	430,000	-1,375,101
Interest income	-163,136	-133,105
Interest expenses	0	21,466
Provision for income tax	4,277,346	3,923,154
Adjusted EBITDA	$16,716,126	$15,656,712

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About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

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LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (AMOUNTS EXPRESSED IN US DOLLARS)

	March 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$107,994,088	$105,637,627
Accounts receivable, net	28,279,542	31,082,460
Prepayments for raw material purchases	27,939,318	21,882,977
Other receivables, deposits and prepayments	1,003,611	1,882,864
Prepaid land use right – current portion	405,458	405,034
Deferred income tax assets	21,002	200,588
Inventories	17,579,376	15,502,246
Total current assets	183,222,395	176,593,796
OTHER ASSETS
Property, plant and equipment, net	20,177,224	20,565,875
Construction in progress	24,148,099	18,794,910
Deposits for plant and equipment	-	3,428,082
Prepaid land use right – long-term portion	18,824,760	18,906,280
Intangible assets	-	170
Total non-current assets	63,150,083	61,695,317
Total assets	$246,372,478	$238,289,113

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$5,181,514	$6,066,261
Other payables and accruals	4,145,588	6,370,833
Income taxes payable	4,144,320	4,607,533
Dividend payable	496,423	992,846
Warrant liabilities	660,000	615,000
Total current liabilities	14,627,845	18,652,473
Total liabilities	14,627,845	18,652,473

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,084,883 shares issued and 29,820,836 shares outstanding as of March 31, 2012 (December 31, 2011: 30,036,481 shares issued and 29,772,434 shares outstanding)	3,008	3,003
Additional paid-in capital	78,988,702	78,564,128
Treasury stock, at cost, 264,047 and 264,047 shares as of March 31, 2012 and December 31, 2011, respectively	(2,126,597)	(2,126,597)
Statutory reserves	11,217,579	10,418,476
Retained earnings	127,045,396	116,369,487
Accumulated other comprehensive income	16,616,545	16,408,143
Total stockholders' equity	231,744,633	219,636,640
Total liabilities and stockholders' equity	$246,372,478	$238,289,113

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LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended March 31,
	2012	2011

NET REVENUE	$169,086,267	$136,931,096

Cost of sales	(150,451,275)	(120,023,023)

GROSS PROFIT	18,634,992	16,908,073

Selling expenses	(686,006)	(523,036)
General and administrative expenses	(2,097,834)	(1,573,312)

Income from operations	15,851,152	14,811,725

Other income (expenses):
Interest income	163,136	133,105
Interest expenses	-	(21,466)
Gain on extinguishment of warrant liabilities	73,291	60,724
Change in fair value of warrants	(430,000)	1,375,101
Other income	94,779	75,951
Total other income (expenses)	(98,794)	1,623,415

Income before income taxes	15,752,358	16,435,140
Provision for income taxes	(4,277,346)	(3,923,154)

NET INCOME	$11,475,012	$12,511,986

OTHER COMPREHENSIVE INCOME:

Foreign currency translation adjustments	208,402	1,664,517

COMPREHENSIVE INCOME	$11,683,414	$14,176,503

Net income per share
Basic	$0.39	$0.42
Diluted	$0.38	$0.41

Weighted average number of shares outstanding
Basic	29,800,624	29,858,780
Diluted	30,080,154	30,313,996

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LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (AMOUNTS EXPRESSED IN US DOLLARS)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,475,012	$12,511,986
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	657,320	622,755
Share-based compensation	112,875	146,281
Gain on extinguishment of warrant liabilities	(73,291)	(60,724)
Change in fair value of warrants	430,000	(1,375,101)
Deferred income tax benefits	179,426	(29,355)
(Increase) decrease in assets:
Accounts receivable	2,829,666	(6,284,812)
Bills receivable	-	531,747
Prepayments for raw material purchases	(6,020,960)	-
Other receivables, deposits and prepayments	879,411	(667,402)
Inventories	(2,056,628)	(6,706,922)
Increase (decrease) in liabilities:
Accounts payable	(889,271)	5,073,347
Other payables and accruals	(371,130)	(1,486,687)
Income taxes payable	(467,079)	(969,219)
Net cash provided by operating activities	6,685,351	1,305,894

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(146,645)	(178,897)
Addition to construction in progress	(3,754,080)	(2,867,317)
Deposits for plant and equipment	-	(29,249)
Net cash used in investing activities	(3,900,725)	(3,075,463)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	-	(926,250)
Proceeds from exercise of warrants	-	1,898,050
Dividend paid	(496,423)	-
Net cash (used in) provided by financing activities	(496,423)	971,800

Foreign currency translation adjustment	68,258	890,414
INCREASE IN CASH AND CASH EQUIVALENTS	2,356,461	92,645
CASH AND CASH EQUIVALENTS, at the beginning of the period	105,637,627	90,609,340
CASH AND CASH EQUIVALENTS, at the end of the period	$107,994,088	$90,701,985

MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$112,875	$146,281
Issuance of common stock to settle warrant liabilities	$311,704	$4,722,948
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$21,466
Cash paid for income taxes	$4,564,999	$4,865,045

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